For Immediate Release

October 22, 2010

The Committee to Protect Lakeside Mortgage Fund, LLC

Announces Preliminary Results of Consent Solicitation

The Committee to Protect Lakeside Mortgage Fund (the “Committee”), announced that on October 21, 2010, the independent inspector of elections provided the Committee with preliminary results of the consent solicitation. These preliminary results indicate that the Committee received more than the requisite number of written consents to approve the proposal to remove Lakeside Financial, Group, Inc., the current manager, of the Lakeside Mortgage Fund, LLC, a California limited liability company (the “Fund”) and replace them with Sovereign Capital Management Inc. or its affiliate, as the new manager of the Fund described in the Consent Solicitation. The preliminary results received from the independent inspector of elections show that of the 232,045 total Fund membership units outstanding, 130,340 units were represented in the vote (56.17% of the total Fund membership interests). Of the 232,045 total units outstanding, the preliminary results indicate that on Proposal #1, the net vote was 56.17% in favor (130,340 units), 0% against (0 units), and 0% abstained (0 units). On Proposal #2, the election of Sovereign Capital Management, Inc. or its affiliate, as the new manager, the preliminary results indicated that 56.15% voted for (130,302 units), 0% voted against (0 units), and 0% abstained (0 units).

Of the total net consents remitted during this process, 100 % voted in favor of the removal of the current manager (130,340 units), 0% voted against (0 units), 0% abstained (0 units). With respect to the approval and admission of Sovereign Capital Management, Inc. as the new manager, of the total net consents remitted, 99.97 % voted for (130,302 units), 0 % against (0 units), and 0% abstained (0 units).

As of October 21, 2010 the Committee had received telephonic notification of 1.210% (2,809 units) wishing to revoke their vote. No written submission of this request has been received by the Committee at this time, with the net effect of this being reflected in the above percentages.

The Committee is comprised of Sovereign Capital Management, Inc., a California corporation (“Sovereign Capital”), Todd A. Mikles, principal and CEO of Sovereign Capital, and Willard W. McCune, an individual investor in the Fund. None of the participants has any direct or indirect interests in the matters to be acted upon pursuant to the consent solicitation other than as a member of the Fund or with respect to the proposal to elect and admit Sovereign Capital Management, Inc. or its affiliate as the new manager of the Fund.

More information about the participants and their interests is set forth in the definitive consent solicitation statement on file with the Securities and Exchange Commission.

For additional information, please call Jim Hadzicki, toll-free at 1-800-861-5006.